Exhibit 107

Calculation of Filing Fee Table

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	750,000(3)	$3.92(2)	$2,940,000(2)	0.00015310	$451
Total Offering Amounts				-	$2,940,000	-	$451
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$451

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of FuelCell Energy, Inc. (the “Registrant”) that become issuable under the FuelCell Energy, Inc. Fifth Amended and Restated 2018 Omnibus Incentive Plan (the “Plan”), in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based on a per share price of $3.92, the average of the high and low price per share of the Registrant’s common stock on April 16, 2025, as reported on the Nasdaq Global Market.

(3)	Represents additional shares of the Registrant’s common stock issuable under the Plan.